Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

Via Electronic Mail

Mr. Omar Garcia Abrego
[***]

THIS AGREEMENT is between Liberty Defense Holdings, Ltd (the “Company”) and Omar Garcia Abrego (the “Executive”) effective January 1, 2025 (the “Effective Date”).

WHEREAS the Company wishes to employ the Executive and the Executive wishes to be employed by the Company on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have a similar meaning.

1.2	“Board” means the board of directors of the Company.

1.3	“Date of Termination” means the date of termination specified in the applicable section of Article 6.

1.4	“ESA” means the British Columbia Employment Standards Act, R.S.B.C. 1996, c. 113, as amended or replaced from time to time, together with such other mandatory employment/labour standards legislation as may be applicable to the Employee’s employment with the Corporation.

1.5	“Just Cause” means any conduct by the Employee which would constitute just cause for dismissal as recognized by common law.

1.6	“Parties” mean, together, the Company and the Executive, each of which are individually a “Party”.

1.7	“Person” includes an individual, firm, corporation, company, partnership, trust, joint venture, association or other entity.

2.	EMPLOYMENT, TERM, POSITION AND DUTIES

2.1	Employment. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions as set out in this Agreement.

Omar Garcia Abrego Employment Agreement

2.2	Position. The Executive will serve as the Chief Financial Officer and Corporate Secretary (“CFO”).

2.3	Term. This Agreement will commence on the Effective Date and will continue until such time as it is terminated in accordance with Article 6 of this Agreement.

2.4	Duties. The Executive will perform such duties as are regularly and customarily performed by a CFO of a publicly traded technology company, and in such other related senior capacity as the Company may reasonably require, consistent with the Executive’s position (collectively, the “Duties”). It is expected that the Executive’s Duties will require travel from time to time. As the Executive is being employed in an executive capacity, the Executive may have to work outside of regular office hours from time to time. The Executive’s Base Salary reflects his or her responsibilities in this regard and consequently, he will not be entitled to extra pay for overtime.

2.5	Reporting. The Executive will report to the Company’s Chief Executive Officer (the “CEO”) and the Board or to their designated representatives.

2.6	Executive’s Commitment. During the Executive’s employment with the Company, the Executive will:

(a)	diligently, honestly and faithfully serve the Company and use their best efforts to promote and advance the interests of the Company;

(b)	perform their Duties in accordance with applicable laws and in accordance with the Company’s policies and procedures as established and updated by the Company from time to time; and

(c)	not be engaged, employed or associated with any other business venture without the written consent of the Company’s CEO.

2.7	Fiduciary Obligations. The Executive acknowledges that, as CFO, the Executive is a fiduciary of the Company, occupies a position of trust and confidence, and will develop and acquire wide experience and knowledge on all aspects of the Company’s business. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Executive will observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest, and will not unfairly compete or solicit employees, consultants, suppliers, customers, etc., of the Company during and after his employment.

2.8	Executive’s Covenant. The Executive represents and warrants to the Company that he/she is free to enter this Agreement and that he/she is not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of his obligations hereunder. The Executive acknowledges and agrees that this Agreement and his employment with the Company are conditional on the Executive having and maintaining the lawful right to work for the Company in Canada. The Company may, in its sole discretion, permit the Executive to begin performing the Duties of the CFO prior to the satisfaction of the conditions outlined in this Section. Should the Company exercise its discretion under this Section, the Parties agree that this shall not constitute a waiver of any condition not yet satisfied at that time. Should the Executive subsequently fail to satisfy this condition, the Executive's employment shall be deemed to be immediately terminated for Just Cause in accordance with the terms set out herein at Section 6.2.

Omar Garcia Abrego Employment Agreement

3.	COMPENSATION & BENEFITS

3.1	Base Salary. The Company will pay the Executive a base salary as follows

•	From January 1, 2025, to May 31, 2025, the Executive will receive a base salary of CAD$240,000 per annum, less statutory withholdings and deductions, pro-rated for this period.

•	Effective June 1, 2025, the Executive’s base salary will be CAD$310,000 per annum, less statutory withholdings and deductions (the “Base Salary”).

The Base Salary will be paid in accordance with the Company’s regular payroll schedule and practices. Base Salary will be regularly reviewed, and the results of such review communicated in writing to the Executive, in accordance with Company policy and procedures, or at a minimum frequency of annually, and the Company may determine to increase the Executive’s Base Salary based on such review but may not decrease the Executive’s Base Salary without the consent of the Executive. The Executives annual compensation will be subject to the review and approval of the Company’s Board of Directors on an annual basis.

3.2	Incentive Compensation. The Executive shall be eligible to participate in the Company’s equity compensation plans, bonus plan or other plans as they may be implemented from time to time, and in accordance with the terms and conditions of such plan or plans (each and collectively, the “Bonus Plan”). The Executive’s target bonus (“Bonus”) will be set at 30% of Base Salary and will also be reviewed in conjunction with Base Salary as described in Section 3.1.

In addition to the Bonus, the Executive will be entitled to:

•	A one-time bonus of CAD$30,000, payable upon the successful completion of the Company's uplisting to the National Association of Security Dealers Automated Quotations (“NASDAQ”).

•	An additional performance-based bonus of up to CAD$20,000, subject to the achievement of goals and objectives to be mutually agreed upon for performance in 2025.

The Bonus will be performance based, and the performance goals and the extent to which those goals have been achieved for the purposes of calculating the amount of actual payment will be determined by the Company’s Compensation Committee. The Executive agrees that any changes to the Company’s bonus plan or plans will not affect or change any other part of this Agreement.

Omar Garcia Abrego Employment Agreement

3.3	Statutory Deductions. The Base Salary and other compensation, including without limitation any performance or other bonuses, will, where relevant, be subject to deductions required by applicable Canadian or provincial law.

3.4	Stock Options. The Company may, from time to time at the discretion of the Board, grant the Executive stock options in accordance with the terms and conditions of the Company’s “Stock Option Plan” and the terms of the applicable option commitment letter, option agreement, or similar granting instrument. The purpose of granting such stock options is to assist the Company in compensating, attracting, retaining and motivating the officers, directors and employees of the Company and to closely align the personal interest of such persons to the interest of the shareholders. Any stock options granted are subject to the rules of the applicable stock exchange(s) as well as all applicable securities laws.

3.5	Vacation. The Executive will be entitled to five weeks paid vacation each calendar year (prorated for partial years of employment) to be taken at such time or times as the Executive may select and as the Board may reasonably approve having regard to the business affairs and operations of the Company. Vacation must be taken in the year in which it is earned, unless express prior consent is obtained from the Board. The Executive will not be paid for unused vacation, except to the minimum extent required by applicable employment standards legislation, including upon the termination of employment.

Omar Garcia Abrego Employment Agreement

3.6	Employee Health Benefits. The Executive will be entitled to all benefits normally provided to all employees of the Company, as they may exist from time to time, subject to the terms of the applicable plans (“Employee Benefits”). Employee Benefits are provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefits in issue. The Company reserves the unilateral right to revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether.

3.7	Other Benefits. During the Term of this Agreement the Company will:

i.	Membership Dues: pay or reimburse the Executive for his annual membership dues with the professional association(s) where the Executive is a member of in order to maintain his/her professional designation(s) in connection therewith and the Executive represents and warrants to the Company that he is currently in good standing with such professional association.

3.8	Changes and Conditions. The Company reserves the right to change, amend, revise and/or rescind all or part of its Stock Option and Bonus Plans in its sole and unfettered discretion, and any such changes will not be deemed a breach or termination of this Agreement. Bonus payments are not earned or owing until the payout date. To be eligible to receive Bonus payments, the Executive must be actively employed by the Company on the date that Bonus payments are paid out. For this purpose, the Executive's active employment is deemed to cease on the Date of Termination as defined herein, subject only to the requirements of the ESA. For the sake of clarity, at no time will the Executive receive less than his Statutory Entitlements.

3.9	Expenses. The Company will reimburse the Executive for reasonable expenses incurred in the performance of his Duties and responsibilities hereunder, which expenses will be verified in writing at least monthly by the Executive. The Executive agrees to abide by all guidelines for business travel and expenses, as established by the Company from time to time.

3.10	Professional Development. The Company, from time to time, and at its sole discretion, reimburse the Executive for reasonable professional development costs. In order to be eligible for such reimbursement, the Executive must obtain authorization from the Company’s CEO before incurring any costs and provide the Company with satisfactory documentation supporting the expenses.

4.	CONFIDENTIAL INFORMATION AND DEVELOPMENTS

4.1	Confidential Information and Developments.

Omar Garcia Abrego Employment Agreement

(a)	The Executive hereby acknowledges that as an employee of the Company, they will acquire information, whether or not originated by the Executive, about certain matters which are confidential or proprietary to the Company, including but are not limited to the Company’s resource properties, opportunities or targets; exploration results, opportunities or targets; and budgets, forecasts, analyses, financial results, costs, margins, and other business information, including information about or belonging to the Company’s subsidiaries, Affiliates and related entities and which is confidential or proprietary to such companies or individuals (collectively, the “Confidential Information”). For further clarity, Confidential Information also includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information related to any work or projects the Company owns, is invested in, or participates in some fashion,

(ii)	intellectual property held by the Company, held jointly with other companies or intellectual property owned by other companies,

(iii)	business ideas, strategies, techniques, processes, know-how, trade and business secrets, and data,

(iv)	lists of names and addresses of present and prospective resource opportunities or targets, and terms of verbal and written contracts between the Company and third parties,

(v)	marketing and business plans and forecasts,

(vi)	personnel and financial information, and

(vii)	confidential information belonging to third parties which the Company has an obligation to hold in confidence

(b)	Confidential Information does not include:

(i)	information publicly known without breach of this Agreement or similar agreements,

(ii)	information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company, or the companies or individuals referred to in section 4.1(a) unless such source is prohibited from disclosing the information by a contractual, fiduciary or other legal obligation, or

(iii)	information that was made known to the Executive on a non-confidential basis prior to its disclosure to the Executive in the course of any services contract or employment with the Company.

Omar Garcia Abrego Employment Agreement

(c)	“Developments” mean all discoveries, inventions, designs, works of authorship, algorithms, drawings, compilations of information and analyses, know-how, methods, processes, techniques, specifications and source code listings, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

(ii)	are conceived or made by the Executive (individually or in collaboration with others) during and in connection with the Executive’s employment with the Company;

(iii)	result from or derive from the use or application of the resources (including without limitation, equipment, supplies, premises) of the Company or its Affiliates; or

(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research or development by the Company or its Affiliates.

4.2	At all times during and subsequent to the Executive’s employment with the Company, the Executive understands and agrees that he may not disclose Confidential Information to any person (other than as necessary in carrying the Executive’s Duties while employed by the Company), without first obtaining the Company’s consent, which, given the Executive’s senior position and fiduciary obligations, will be evidenced where reasonably necessary by the Board. The Executive also agrees to take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information, whether by him or otherwise.

4.3	Within 48 hours of the termination of this Agreement for any reason, the Executive will promptly deliver to the Company all property of or belonging to the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive’s possession or control.

4.4	Nothing in this Agreement will preclude the Executive from disclosing Confidential Information if such disclosure is required to be made by any applicable law or regulation or by an order of a competent judicial, legislative or regulatory body or authority, provided that such disclosure is made only to the extent of such requirement. If the Executive is required to make such disclosure then, subject to applicable laws, the Executive will, to the extent permitted under applicable law:

(a)	as soon as reasonably possible, and in any event before the disclosure is made, notify the Company of the requirement to make such disclosure (and the extent of the requirement) so that the Company may seek an appropriate protective order or take any other action it deems necessary to preserve the confidentiality of the Confidential Information; and

(b)	take all reasonable steps (after consultation with the Company and at the Company’ request and expense) to preserve the confidential nature of the Confidential Information.

Omar Garcia Abrego Employment Agreement

4.5	Ownership of Developments and Intellectual Property Rights.

(a)	all Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments.

(b)	If the Executive has any rights to the Developments that cannot be assigned to the Company (including moral rights or droit moral), then the Executive hereby unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind with respect thereto in favour of the Company. The Executive agrees, at the Company’s request and expense, to consent to and join in any action by the Company to enforce such rights, and agrees that he shall not exercise those rights against any third parties without the express written consent of the Company. The Executive acknowledges and agrees that the above waiver of rights may be invoked by any person authorized by the Company to use and/or modify the Developments.

(c)	The Executive agrees to disclose all Developments, and that no intellectual property rights in the Developments are or will be retained by the Executive. For greater certainty, all work done by the Executive during the term of employment for the Company or its Affiliates is the sole property of the Company or its Affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant Affiliate, as the case may be.

(d)	In consideration of the benefits to be received by the Executive under the terms of this Agreement, the Executive hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright and copyright registration, industrial design registration, trademarks and trademark registration, other registrations, analogous grants of rights, and any goodwill associated therewith in Canada and worldwide to the Company and the Executive will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(e)	The Executive will at the Company’s request and expense, do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Executive’s employment, the Executive agrees to provide that cooperation both during or after the termination of this Agreement (so long as the Company pays to the Executive reasonable compensation for his time if after the termination of this Agreement).

5.	RESTRICTIONS DURING AND AFTER EMPLOYMENT

5.1	Non-Solicitation. While the Executive is employed by the Company and for a period of 12 months immediately following the termination of the Executive’s employment for any reason, the Executive covenants and agrees not to directly or indirectly:

(a)	solicit, induce or influence, or attempt to solicit, induce or influence, any consultant, supplier, licensor, licensee, contractor, agent or strategic partner, or other person who provided services or products to the Company or Executive in the course of the Executive’s work for the Company within the 12 month period preceding the termination of the Executive’s employment, to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company, or

Omar Garcia Abrego Employment Agreement

(b)	solicit, induce or influence, or attempt to solicit, induce or influence, any employee or independent contractor of the Company who was employed by or working for the Company at the time of the Executive’s termination, to terminate their employment or contract with the Company.

6.	TERMINATION

6.1	Resignation. The Employee may terminate the Employee’s employment at any time by providing the Company with two (2) months’ written notice (the “Resignation Notice”) of the Employee’s intention to resign. The Company may, in writing, waive the Resignation Notice in whole or in part, in which case the Employee’s resignation becomes effective on the day elected by the Company. For the purpose of this section, the “Date of Termination” is the date identified by the Employee in his Resignation Notice, or the date elected by the Company, whichever is applicable. If the Company waives the Employee’s Resignation Notice, the Company will pay to the Executive an amount equal to the Base Salary for the balance of such two (2) month notice period set out in the Resignation Notice. If the Executive resigns pursuant to this section, the Executive will not be entitled to any payment in respect of severance, nor will he be entitled to any pay with respect to any bonus, other than what he has already earned pursuant to the terms of such bonuses.

6.2	Company’s Right to Terminate for Cause. This Agreement and the Employee’s employment may be terminated by the Company at any time for Just Cause without notice of termination or pay in lieu thereof. The “Date of Termination” for a Just Cause termination is the date the termination is communicated to the Employee. All benefits and other entitlements, including Employee Benefits and the Employee’s participation in the Bonus Plan and any other incentive plans in place by the Company terminate immediately on the Date of Termination.

6.3	Termination Without Cause: The Company may terminate this Agreement without Just Cause at any time, in accordance with the following:

(a)	all outstanding unvested equity awards granted to the Executive shall become fully vested and the Executive will be provided with a period of not less than 90 days to exercise all outstanding equity awards;

(b)	participation in all benefit plans provided by the Company immediately prior to the termination will continue for a period of twelve (12) months, subject to the terms of the plans and eligibility;

(c)	the Company will pay the Executive any accrued but unused vacation entitlement owing up to the termination date and any other amounts and entitlements strictly owed under the ESA (if applicable); and

Omar Garcia Abrego Employment Agreement

(d)	the Company shall provide the Executive with pay in lieu of notice of termination as follows:

(i)	The Company will pay the Executive the aggregate of:

•	Six (6) months of the Executive’s compensation in effect as of the date of termination, plus any bonus that the Executive would have earned during the applicable notice period.

•	Effective January 1, 2026, the payment will increase to twelve (12) months of the Executive’s compensation in effect as of the date of termination, plus any bonus that the Executive would have earned during the applicable notice period.

(e)	Payment from the Company to the Executive pursuant to section 6.3(d) of all amounts in excess of the Executive’s minimum entitlements to notice under the ESA are subject to the Executive executing a full and final release of all claims arising from or related to the Executive’s employment with the Company or this Agreement, including its termination, save any claims that cannot be released by operation of statute, and Executive’s prior compliance with his obligations in Article 4.

6.4	Fair and Reasonable Provisions. The Executive acknowledges and agrees that the provisions of section 6.3 constitute fair and reasonable provisions for the consequences for such termination, and that by providing the amounts referred to in section 6.3, the Company will be released from any and all compensation and severance obligations owing or which may be owed to the Executive arising out of this Agreement, the Executive’s employment or termination of employment.

6.5	Resignation as Officer. Unless otherwise agreed to by the Company, effective on the Date of Termination, the Executive agrees to resign from any offices and directorships for the Company and its Affiliates and subsidiaries that the Executive may have assumed as part of his Duties.

6.6	Survival of Termination Provisions. The termination arrangements set out in this Article 6 will remain in full force and effect regardless of any changes to the terms and conditions of the Employee’s employment including, without limitation, any changes agreed to among the Parties, promotions, and reassignments, or increases in remuneration, Duties, responsibilities and/or job title.

7.	CHANGE OF CONTROL

7.1	Termination of Executive upon Change of Control: Subject to Section 7.2, if within one (1) year immediately following a Change of Control this Agreement is (i) terminated by the Company pursuant to Section 6.3 or (ii) terminated by the Executive for Good Reason, then the Company will pay the Executive a lump sum termination payment equal to the amount that the Executive would have received under Section 6.3. The amounts provided under this provision are in substitution of, and not in addition to the entitlements under Section 6.3.

Omar Garcia Abrego Employment Agreement

7.2	Exceptions. Section 7.1 shall not apply in the following circumstances:

(a)	Where the Change in Control involves an entity or Person affiliated with the Executive by way of ownership or to which the Executive provides any services;

(b)	Where the Change of Control involves the sale of securities or assets of the Company with which the Executive is or becomes involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing) or as a director or officer;

(c)	Where the Change of Control arises from an increase in the shareholding of any current insiders of the Company or any of their affiliates, other than a transaction which would result in such insiders or their affiliates acquiring all the shares of the Company; or

(d)	Where the Change of Control involves a Person and the Executive is or has in the last 12 months been an insider or member of the executive management team of that Person.

7.3	Definitions.

As used in this Article 7, the following terms shall have the following meanings:

“Change of Control” means a transaction or series of transactions whereby directly or indirectly:

(a)	any Person or combination of Persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a Person or combination of Persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 51% or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(b)	the Company shall: (A) consolidate or merge with or into, (B) amalgamate with, or (C) enter into a statutory arrangement with, any other Person (other than an Affiliate of the Company) and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property; or

(c)	any other Person (other than an Affiliate of the Company) shall: (A) consolidate or merge with or into, (B) amalgamate with, or (C) enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property; and

Omar Garcia Abrego Employment Agreement

“Good Reason” means;

(a)	a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Executive’s position, Duties, responsibilities, title or office in effect immediately prior to any Change of Control;

(b)	a failure by the Company to increase the Executive’s fees or other form of compensation in a manner consistent (both as to frequency and as to percentage increase) with increases granted generally to the Company’s other executives;

(c)	a decrease in the Executive’s compensation or a material decrease in the Executive’s benefits, vacation or other compensation; or

(d)	any action or event that would constitute a constructive dismissal of an employee at common law.

8.	GENERAL

8.1	Interpretation and ESA Failsafe. It is the intention of the Parties to comply with the ESA. Accordingly, this Agreements shall: (i) not be interpreted as in any way waiving or contracting out of the ESA; and (ii) be interpreted to achieve compliance with the ESA. It is understood and agreed that all provisions of this agreement are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under this agreement, the Company shall provide the Executive with the Statutory Entitlements in substitution for the rights under this agreement.

8.2	Obligations Continue. The Executive’s obligations under section 2.7 and Articles 4 and 5 will remain in full force and effect notwithstanding termination of this Agreement for any reason.

8.3	Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized signatory of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement, will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

8.4	Assignment. The Company may assign all or part of Parties’ obligations under this Agreement to any subsidiary or Affiliate of the Company, including without limitation the Executive’s Duties which relate to Campo Morado and the Company’s obligation to compensate the Executive in relation thereto.

8.5	Compliance with Policies and Laws. The Executive agrees to abide by all the Company’s policies and procedures, including without limitation the Company’s code of conduct. The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction where it does business, including without limitation any applicable securities laws and regulations.

8.6	Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto. Each of the parties hereby irrevocably attorns to the jurisdiction of the British Columbia Courts with respect to any disputes arising out of this Agreement.

Omar Garcia Abrego Employment Agreement

8.7	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and will be properly given if delivered addressed as follows:

(a)	if to the Company, Liberty Defense Holdings, 187 Ballardvale St, Suite 110, Wilmington, MA, 01887. USA, and

(b)	if to the Executive, at [***].

Any notice so given will be conclusively deemed to have been given or made on the day of delivery, if delivered, or if emailed, upon the date shown on the sending email account.

8.8	Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

8.9	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the employment and termination of employment of the Executive, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.10	Currency. Unless otherwise specified herein all references to dollar or dollars are references to Canadian dollars.

8.11	Further Assurances. The Executive agrees to do, execute and deliver all such further acts, documents and things may be required for the purposes of giving effect to this Agreement.

8.12	Invalidity. The invalidity, illegality or unenforceability of any provision hereof, will not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

8.13	Headings. The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

8.14	Counterparts/PDF Execution. This Agreement may be executed in several parts in the same form and such parts as so executed will together constitute one original document, and such parts, if more than one, will be read together and construed as if all the signing parties had executed one copy of this Agreement.

9.	DIRECTORS & OFFICERS COVERAGE

9.1	The Company will use commercially reasonable efforts to provide the Executive with directors and officers liability insurance coverage, in such amounts as industry norms would dictate for the size of the Company.

Omar Garcia Abrego Employment Agreement

10.	INDEMNIFICATION

10.1  Indemnification by the Company: The Company will indemnify and save harmless the Employee, its heirs and personal representatives, against all costs, charges and expenses made by third parties including an amount paid to settle an action or satisfy any claim or judgment, actually and reasonably incurred by it, including an amount paid to settle an action or satisfy a judgment in a civil, criminal, or administrative action or proceeding to the extent such claim or judgment relates to services which the Employee was providing in good faith to the Company under this Agreement, except where such amount paid is a result of an action in which gross negligence of the Employee is confirmed.

10.2  Indemnification by the Employee: The Employee will indemnify and save harmless the Company from and against any and all liability, damages, demands, claims, actions, proceedings, suits, judgments, and expenses (including lawyers’ fees on a solicitor and client basis) that may be brought against or suffered by the Company as a result of or arising out of: (i) any action or omission by the Employee in connection with the performance of its duties under this Agreement; (ii) the negligence or wilful misconduct of the Employee; or (iii) the failure by the Employee to comply with its obligations under this Agreement.

11.	PREVIOUS AGREEMENTS

11.1  This Agreement supersedes, terminates and cancels any and all previous agreements, representations, or warranties, written or oral, between the parties hereto relating to the engagement of the Executive by the Company.

12.	GOVERNING LAW

12.1  This Agreement will be interpreted in accordance with the laws of Canada and the parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia, Canada for the resolution of any disputes arising out of or in respect to this Agreement.

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this Agreement as on the date first indicated above.

LIBERTY DEFENSE HOLDINGS LTD	EXECUTIVE

/s/ Bill Frain	/s/ Omar Garcia Abrego
Bill Frain	Omar Garcia Abrego

Omar Garcia Abrego Employment Agreement